Patrizio & Zhao, LLC

Certified Public Accountants and Consultants Member of Alliance of worldwide accounting firms	322 Route 46 West Parsippany, NJ 07054 Tel: (973) 882-8810 Fax: (973) 882-0788 www.pzcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement (Form S-1) pertaining to the registration of 40,000,000 shares of common stock of Orion Financial Group Inc., of our report dated September 21, 2012 (Except for Note 5 which is dated November 21, 2012) with respect to the financial statements of Orion Financial Group Inc., for the period from March 26, 2012 (inception date) to June 30, 2012, We also consent to the reference to us under the heading “Experts” in the above referenced Registration Statement.

Patrizio & Zhao, LLC

Parsippany, New Jersey

November 21, 2012